Exhibit 5.3

320 South Boston Avenue, Suite 200 Tulsa, OK 74103-3706

July 25, 2014

Regency Energy Partners LP

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

Re:	Regency Energy Partners LP, a Delaware limited partnership (the “Partnership”), and Regency Energy Finance Corp., a Delaware corporation (“Finance Corp.” and together with the Partnership, the “Issuers”)

Ladies and Gentlemen:

We have acted as local Oklahoma counsel for Regency Hydrocarbons LLC, formerly known as PVR Hydrocarbons LLC, an Oklahoma limited liability company (“Hydrocarbons”), and Regency Laverne LLC, formerly known as PVR Laverne Gas Processing LLC, an Oklahoma limited liability company (“Laverne” and together with Hydrocarbons, each an “Oklahoma Guarantor” and together, the “Oklahoma Guarantors”), and are rendering this opinion in connection with a Post-Effective Amendment No. 3 to that Registration Statement on Form S-3 (File No. 333-185179) (the “Registration Statement Amendment”), filed by the Issuers with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer and sale by the Issuers from time to time, pursuant to Rule 415 under the Securities Act, of debt securities by the Issuers, and guarantees by the Oklahoma Guarantors and others (collectively, the “Guarantees”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement including the Prospectus contained therein; (ii) the Registration Statement Amendment; (iii) the Indenture dated as of September 11, 2013 (the “Base Indenture”), by and among the Issuers, the guarantors named therein, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Sixth Supplemental Indenture dated as July 25, 2014 (the “Sixth Supplemental Indenture” and together with the Base Indenture, the “Indenture”); (iv) the Notation of Guarantee (evidencing the Guarantees) in the form attached to the Indenture; (v) the Underwriting Agreement dated as of July 22, 2014, by and among the Issuers, the guarantors named therein, including the Oklahoma Guarantors, and Barclays Capital Inc., as Representative for the Underwriters; (vi) the governing documents of each of the Oklahoma Guarantors; and (vii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. The documents listed in (iii) through (v) above are collectively referred to as the “Transaction Documents.”

TULSA, OK	HALL, ESTILL, HARDWICK, GABLE, GOLDEN & NELSON, P.C.	WASHINGTON, D.C.
OKLAHOMA CITY, OK	www.hallestill.com	NORTHWEST ARKANSAS

Regency Energy Partners, L.P.

July 25, 2014

We have relied on certificates of the authorized representatives of the Oklahoma Guarantors and of state public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents, certificates and records submitted to us as copies, the truthfulness of all statements of fact contained therein, and the due authorization, execution and delivery of all documents (except insofar as we opine below with respect to the Transaction Documents and the Guarantees) where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Our opinion herein is expressed solely with respect to the laws of the State of Oklahoma. Further, we note that the Transaction Documents and the debt securities will be governed by the laws of the State of New York. We express no opinion as to whether the laws of any jurisdiction, other than the State of Oklahoma, are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, we are of the opinion that:

1. Each Oklahoma Guarantor is a limited liability company duly formed and existing under the laws of the State of Oklahoma and in good standing in the State of Oklahoma and has the requisite limited liability company power and authority to own property and to conduct business.

2. Each Oklahoma Guarantor has the requisite limited liability company power and authority to execute and deliver the Transaction Documents and to perform its obligations, including the Guarantee, thereunder.

3. Each Oklahoma Guarantor has been authorized to enter into the Transaction Documents and to issue the Guarantees. Each Transaction Document has been executed and delivered by the Oklahoma Guarantors.

We hereby consent to the filing of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K filed with the Commission on July 25, 2014.

Very truly yours,

/s/ Hall, Estill, Hardwick, Gable,
Golden & Nelson, P.C.